Exhibit 23.4

CONSENT OF WEIR INTERNATIONAL, INC.

With respect to the SEC filings by Ramaco Resources, Inc. (the “Company”), including but not limited to its Form S-3 dated September 1, 2023, Weir International, Inc., as independent mining engineers and geologists, hereby consents to the use of information contained in the Technical Report Summaries for each of the Knox Creek and Berwind Complexes, dated April 4, 2023 and incorporation by reference of such information in the Company’s Registration Statements on Form S-3. We also consent to the reference to Weir International, Inc. in those filings and any amendments thereto.

WEIR INTERNATIONAL, INC.

Fran X. Taglia

President

September 1, 2023